Exhibit 99.1

MAA

Earnings Release | Supplemental Data

Fourth Quarter and Year End 2019

www.maac.com

1859

TABLE OF CONTENTS
Overview	1
Financial Highlights	6
Consolidated Statements of Operations	8
Share and Unit Data	9
Consolidated Balance Sheets	10
Reconciliation of Non-GAAP Financial Measures	11
Non-GAAP Financial Measures	14
Other Key Definitions	16
Portfolio Statistics	S-1
Components of Net Operating Income/Components of Same Store Portfolio Property Operating Expenses	S-3
NOI Contribution Percentage by Market	S-4
Multifamily Same Store Portfolio Comparisons	S-5
Multifamily Development Pipeline/Multifamily Redevelopment Pipeline/Multifamily Lease-up Communities/2019 Acquisition Activity	S-8
2019 Disposition Activity/Investments in Unconsolidated Real Estate Entities	S-9
Debt and Debt Covenants as of December 31, 2019	S-10
2020 Guidance/Reconciliation of Net Income per Diluted Common Share to Core FFO and Core AFFO per Share for 2019 Actuals and 2020 Guidance	S-12
Credit Ratings/Common Stock/Investor Relations Data	S-13

OVERVIEW

MAA REPORTS FOURTH QUARTER AND YEAR END RESULTS

GERMANTOWN, TN, January 29, 2020 /PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA (NYSE: MAA), today announced operating results for the quarter and year ended December 31, 2019.

Net Income Available for Common Shareholders

For the quarter ended December 31, 2019, net income available for MAA common shareholders was $148.7 million, or $1.30 per diluted common share, compared to $60.4 million, or $0.53 per diluted common share, for the quarter ended December 31, 2018. Results for the quarter ended December 31, 2019 included $82.8 million, or $0.72 per diluted common share, of gains related to the sale of real estate assets. Results for the quarter ended December 31, 2018 included $0.6 million, or $0.01 per diluted common share, of gains related to the sale of real estate assets.

For the year ended December 31, 2019, net income available for MAA common shareholders was $350.1 million, or $3.07 per diluted common share, compared to $219.2 million, or $1.93 per diluted common share, for the year ended December 31, 2018. Results for the year ended December 31, 2019 included $17.9 million, or $0.16 per diluted common share, of non-cash income related to the fair value adjustment of the embedded derivative in the MAA Series I preferred shares and $93.0 million, or $0.82 per diluted common share, of gains related to the sale of real estate assets. Results for the year ended December 31, 2018 included $2.6 million, or $0.02 per diluted common share, of non-cash expense related to the embedded derivative in the preferred shares and $4.5 million, or $0.04 per diluted common share, of gains related to the sale of real estate assets.

Funds from Operations (FFO)

For the quarter ended December 31, 2019, FFO was $198.2 million, or $1.68 per diluted common share and unit, or per Share, compared to $182.9 million, or $1.55 per Share, for the quarter ended December 31, 2018. Results for the quarter ended December 31, 2019 included $2.8 million, or $0.02 per Share, of gains related to the sale of non-depreciable real estate assets. Results for the quarter ended December 31, 2018 included $0.7 million, or $0.01 per Share, of gains related to the sale of non-depreciable real estate assets.

For the year ended December 31, 2019, FFO was $773.2 million, or $6.55 per Share, compared to $712.7 million, or $6.04 per Share, for the year ended December 31, 2018.  Results for the year ended December 31, 2019 included $17.9 million, or $0.15 per Share, of non-cash income related to the embedded derivative in the preferred shares and $12.0 million, or $0.10 per Share, of gains related to the sale of non-depreciable real estate assets.  Results for the year ended December 31, 2018 included $2.6 million, or $0.02 per Share, of non-cash expense related to the embedded derivative in the preferred shares and $4.5 million, or $0.04 per Share, of gains related to the sale of non-depreciable real estate assets.

A reconciliation of FFO to net income available for MAA common shareholders, and an expanded discussion of the components of FFO, can be found later in this release.

Eric Bolton, Chairman and Chief Executive Officer, said, “Our Sunbelt markets continue to capture growing demand for apartment housing.  Steady job growth and positive migration trends are generating favorable leasing conditions across our portfolio.  Fourth quarter performance was ahead of expectations and we carry solid momentum into calendar year 2020.”

Highlights

•

Property revenues from the Same Store Portfolio increased 4.1% during the fourth quarter of 2019 as compared to the same period in the prior year, driven by a 4.3% growth in Average Effective Rent per Unit for the Same Store Portfolio.  The growth in Average Effective Rent per Unit was a 40 basis point improvement from the third quarter of 2019.

•	Property operating expenses for the Same Store Portfolio increased 2.5% during the fourth quarter of 2019 as compared to the same period in the prior year.
•	Net Operating Income, or NOI, from the Same Store Portfolio increased 5.0% during the fourth quarter of 2019 as compared to the same period in the prior year.
•

Strong demand for apartment housing continues to support low resident turnover as resident move outs for the Same Store Portfolio for the fourth quarter of 2019 remained low at 47.1% on a rolling twelve month basis.

•	During the fourth quarter of 2019, MAA acquired one multifamily apartment community, a newly built 271-unit property in initial lease-up located in Greenville, South Carolina.
•

During the fourth quarter of 2019, MAA also closed on the pre-purchase of a 264-unit multifamily apartment community development, Jefferson Sand Lake, located in the Orlando, Florida market and began development of the property. In addition, MAA began development of a new 308-unit multifamily apartment community, Long Point, located in Houston, Texas.

•

During the fourth quarter of 2019, MAA closed on the disposition of all five of its properties located in the Little Rock, Arkansas market resulting in net gains on depreciable assets of $80.0 million.

•

As of the end of the fourth quarter of 2019, MAA had seven development projects under construction, containing 2,108 units, with a total projected cost of $489.5 million and an estimated $345.6 million remaining to be funded.

•

As of the end of the fourth quarter of 2019, MAA had four properties in their initial lease-up, and physical occupancy for the lease-up portfolio averaged 83.6%.  Two properties are expected to stabilize in the first quarter of 2020, one property in the second quarter of 2020 and one property in the third quarter of 2020.

•	During the year ended December 31, 2019, MAA completed renovation of 8,329 units under its redevelopment program, achieving average rental rate increases of 9.8% above non-renovated units.

Same Store Portfolio Operating Results

To ensure comparable reporting with prior periods, the Same Store Portfolio includes properties that were stabilized and owned by MAA at the beginning of the previous year.

The Same Store Portfolio revenue growth of 4.1% during the fourth quarter of 2019 was primarily a result of a 4.3% increase in Average Effective Rent per Unit, as compared to the same period in the prior year.  Rent growth for the Same Store Portfolio for both new and renewing leases, as compared to the prior lease, on a combined basis increased an average of 2.6% during the fourth quarter of 2019, a 100 basis point improvement from the same period in the prior year.  Average Physical Occupancy for the Same Store Portfolio was 95.7% for the fourth quarter of 2019, a decrease from the 96.1% in the same period in the prior year.  Property operating expenses increased 2.5% for the fourth quarter of 2019 as compared to the same period in the prior year, resulting in Same Store NOI growth of 5.0% for the fourth quarter of 2019 as compared to the same period in the prior year.

The Same Store Portfolio revenue growth of 3.4% during the year ended December 31, 2019 was primarily a result of a 3.6% increase in Average Effective Rent per Unit, as compared to the prior year.  Rent growth for the Same Store Portfolio for both new and renewing leases, as compared to the prior lease, on a combined basis increased an average of 4.4% during the year ended December 31, 2019, a 180 basis point improvement from the prior year.  Average Physical Occupancy for the Same Store Portfolio was 95.9% for the year ended December 31, 2019, a slight decrease from 96.1% in the prior year.  Property operating expenses increased 2.9% for the year ended December 31, 2019 as compared to the prior year, resulting in Same Store NOI growth of 3.8% for the year ended December 31, 2019 as compared to the prior year.

A reconciliation of NOI, including Same Store NOI, to net income available for MAA common shareholders, and an expanded discussion of the components of NOI, can be found later in this release.

Development and Lease-up Activity

During the fourth quarter of 2019, MAA completed construction on the Phase III expansion of Post Parkside at Wade, located in Raleigh, North Carolina, and the completed expansion moved into our lease-up portfolio. As of the end of the fourth quarter of 2019, MAA had seven development communities under construction.  Total development costs for the seven communities are projected to be $489.5 million, of which an estimated $345.6 million remained to be funded as of the end of the fourth quarter of 2019.  The expected average stabilized NOI yield on these communities is 6.2%. During the fourth quarter of 2019, MAA funded $41.3 million of construction costs on current and completed development projects.  MAA expects to complete one of these developments in the second quarter of 2020, one in the second half of 2020, one in the first half of 2021 and the remaining four developments in the second half of 2021.

During the fourth quarter of 2019, MAA had one apartment community, Post Centennial Park, located in Atlanta, Georgia, complete its initial lease-up and move into MAA's stabilized portfolio.  As of the end of the fourth quarter of 2019, MAA had four apartment communities, containing a total of 640 units, remaining in initial lease-up: Post Parkside at Wade III, located in Raleigh, North Carolina; 1201 Midtown II, located in Charleston, South Carolina; Sync 36 II, located in Denver, Colorado; and The Greene, located in Greenville, South Carolina.  Physical occupancy for these lease-up projects averaged 83.6% at the end of the fourth quarter of 2019.

Acquisition and Disposition Activity

In November 2019, MAA acquired a new 271-unit multifamily apartment community, The Greene, located in Greenville, South Carolina.  The high-end community is located in the West End corridor of the downtown submarket of Greenville.

In October 2019, a consolidated real estate entity owned by MAA and a private real estate company acquired a 25 acre land parcel located in Orlando, Florida and began development work during the fourth quarter of 2019.

During the fourth quarter of 2019, MAA exited the Little Rock, Arkansas market after closing on the disposition of its five multifamily properties totaling 1,368 apartment units.  MAA received combined gross proceeds of $149.6 million and recognized combined net gains on the sale of real estate assets of $80.0 million from the sale of these apartment communities.

During the fourth quarter of 2019, MAA also closed on the disposition of two land parcels totaling 78 acres located in the Gulf

Shores, Alabama market for combined net proceeds of $9.4 million, resulting in combined gains on the sale of non-depreciable real estate assets of $2.8 million.

Redevelopment Activity

MAA continued its redevelopment program at select apartment communities throughout the portfolio.  During the fourth quarter of 2019, MAA redeveloped the interiors of 1,733 units at an average cost of $6,402 per unit, bringing the total units renovated during the year ended December 31, 2019 to 8,329 at an average cost of $5,876 per unit, achieving average rental rate increases of approximately 9.8% above non-renovated units.

Capital Expenditures

Recurring capital expenditures totaled $14.3 million for the fourth quarter of 2019, or approximately $0.12 per Share, as compared to $15.9 million, or $0.13 per Share, for the same period in the prior year.  These expenditures led to Adjusted Funds from Operations, or AFFO, of $1.56 per Share for the fourth quarter of 2019, compared to $1.42 per Share for the same period in the prior year.

Redevelopment, revenue enhancing, commercial and other capital expenditures during the fourth quarter of 2019 were $27.8 million, as compared to $31.8 million for the same period in the prior year. These expenditures led to Funds Available for Distribution, or FAD, of $156.1 million for the fourth quarter of 2019, compared to $135.3 million for the same period in the prior year.

Recurring capital expenditures totaled $72.8 million for the year ended December 31, 2019, or approximately $0.62 per Share, as compared to $72.0 million, or $0.61 per Share, for the prior year.  These expenditures led to AFFO of $5.93 per Share for the year ended December 31, 2019, compared to $5.43 per Share for the prior year.

Redevelopment, revenue enhancing, commercial and other capital expenditures during the year ended December 31, 2019 were $117.4 million, as compared to $125.6 million for the prior year. These expenditures led to FAD of $583.0 million for the year ended December 31, 2019, compared to $515.1 million for the prior year.

A reconciliation of FFO, AFFO and FAD to net income available for MAA common shareholders, and an expanded discussion of the components of FFO, AFFO and FAD, can be found later in this release.

Financing Activities

In November 2019, MAA's operating partnership, Mid-America Apartments, L.P. (referred to as MAALP or the Operating Partnership), issued $300.0 million of 2.750% senior unsecured notes due in 2030.  In connection with the bond transaction, MAALP cash-settled $150 million in forward interest rate swap agreements entered into during 2019 to effectively lock the interest rate on the planned bond issuance, which produced an effective interest rate of 3.065% over the term of the bonds.

During the fourth quarter of 2019, MAALP retired $170.0 million of unsecured loans before maturity and a $17.2 million secured property mortgage at maturity.

As of December 31, 2019, MAA had approximately $947.7 million of combined cash and available capacity under MAALP's unsecured revolving credit facility, net of commercial paper borrowings.

Dividends and distributions paid on shares of common stock and noncontrolling interests during the fourth quarter of 2019 were $113.6 million, as compared to $108.8 million for the same period in the prior year.

During the fourth quarter of 2019, MAA sold 146,301 shares of common stock for gross proceeds of $19.9 million through its at-the-market share offering program.

Balance Sheet

As of December 31, 2019:

•	Total debt to adjusted total assets (as defined in the covenants for the bonds issued by MAALP) was 31.4%;
•	Total debt outstanding was $4.5 billion with an average effective interest rate of approximately 3.8%;
•	98.4% of total debt was fixed or hedged against rising interest rates for an average of approximately 7.6 years; and
•	Unencumbered NOI was 90.2% of total NOI, as compared to 92.6% as of December 31, 2018.

104th Consecutive Quarterly Common Dividend Declared

MAA declared its 104th consecutive quarterly common dividend, which will be paid on January 31, 2020 to holders of record on January 15, 2020.  The current annual dividend rate is $4.00 per common share, an increase from the prior year’s annual rate of $3.84.

2020 Net Income per Diluted Common Share and Core FFO and Core AFFO per Share Guidance

MAA is providing initial 2020 guidance for Net income per diluted common share, as well as Core FFO per Share, and Core AFFO per Share. FFO, Core FFO and Core AFFO are non-GAAP measures. Acquisition and disposition activity materially affects depreciation and capital gains or losses, which combined, generally represent the majority of the difference between Net income available for common shareholders and FFO. As discussed in the definitions of non-GAAP measures found later in this release, MAA's definition of FFO is in accordance with the National Association of Real Estate Investment Trusts', or NAREIT's, definition, and Core FFO represents FFO further adjusted for items that are not considered part of MAA’s core business operations.  MAA believes that Core FFO is helpful in understanding operating performance in that Core FFO excludes not only depreciation expense of real estate assets and certain other non-routine items, but it also excludes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance. MAA intends to update Net income per diluted common share, Core FFO per Share and Core AFFO per Share guidance on a quarterly basis.

Net income per diluted common share is expected to be in the range of $3.02 to $3.26 per diluted common share, or $3.14 per diluted common share at the midpoint, for the full year of 2020. Core FFO per Share for the year is expected to be in the range of $6.38 to $6.62 per Share, or $6.50 per Share at the midpoint. This initial guidance is based on projections of Same Store Portfolio property revenue growth of 3.25% to 4.25% for the full year based on continued strong occupancy, low resident turnover and steady leasing conditions, while Same Store Portfolio operating expense growth is expected to be in the range of 3.75% to 4.75% for the full year. A primary driver of the operating expense growth range is the expectation of continued increases in property real estate taxes. As a result, Same Store NOI growth for the full year is expected to be 3.00% to 4.00%. FFO guidance for 2020 includes an expected effective interest rate range of 3.9% to 4.1%. MAA expects Core FFO for the first quarter of 2020 to be in the range of $1.53 to $1.65 per Share, or $1.59 per Share at the midpoint. MAA does not forecast Net income per diluted share on a quarterly basis as MAA cannot accurately predict the timing of forecasted acquisition and disposition activity within a particular quarter (rather than during the course of the full year).

MAA expects total recurring capital expenditures for the full year of 2020 to be approximately $79.0 million, which would produce expected Core AFFO per Share of $5.71 to $5.95 per Share, or $5.83 per Share at the midpoint, for the full year of 2020.

Supplemental Material and Conference Call

Supplemental data to this release can be found under the "Filings and Financials" navigation tab on the "For Investors" page of our website at www.maac.com. MAA will host a conference call to further discuss fourth quarter results on Thursday, January 30, 2020 at 9:00 AM Central Time.  The conference call-in number is 877-830-2596.  You may also join the live webcast of the conference call by accessing the "For Investors" page of our website at www.maac.com.  MAA's filings with the Securities and Exchange Commission, or SEC, are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA

MAA, an S&P 500 company, is a real estate investment trust, or REIT, focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities in the Southeast, Southwest, and Mid-Atlantic regions of the United States.  As of December 31, 2019, MAA had ownership interest in 102,104 apartment units, including communities currently in development, across 16 states and the District of Columbia. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6815 Poplar Ave., Suite 500, Germantown, TN 38138, Attn: Investor Relations.

Forward-Looking Statements

Sections of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning forecasted operating performance and results, property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities, and interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, as described below, which may cause our actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
•	exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry and sector;
•

adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets which we may seek to enter in the future, limitations on our ability to increase rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;
•	failure of development communities to be completed within budget and on a timely basis, if at all, to lease-up as anticipated or to achieve anticipated results;
•	unexpected capital needs;
•	changes in operating costs, including real estate taxes, utilities and insurance costs;
•	inability to obtain appropriate insurance coverage at reasonable rates, or at all, or losses from catastrophes in excess of our insurance coverage;
•	ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;
•	level and volatility of interest or capitalization rates or capital market conditions;
•	loss of hedge accounting treatment for interest rate swaps;
•	the continuation of the good credit of our interest rate swap providers;
•	price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on financing;
•	the effect of any rating agency actions on the cost and availability of new debt financing;
•	the effect of the phase-out of the London Interbank Offered Rate, or LIBOR, as a variable rate debt benchmark by the end of 2021 and the transition to a different benchmark interest rate;
•	significant decline in market value of real estate serving as collateral for mortgage obligations;
•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;
•

our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of MAALP to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	inability to attract and retain qualified personnel;
•	cyber liability or potential liability for breaches of our or our service providers’ information technology systems, or business operations disruptions;
•	potential liability for environmental contamination;
•	adverse legislative or regulatory tax changes;
•	legal proceedings relating to various issues, which, among other things, could result in a class action lawsuit;
•	compliance costs associated with laws requiring access for disabled persons or similar regulatory requirements; and
•	other risks identified in this release and, from time to time, in reports we file with the SEC or in other documents that we publicly disseminate.

New factors may also emerge from time to time that could have a material adverse effect on our business.  Except as required by law, we undertake no obligation to publicly update or revise forward-looking statements contained in this release to reflect events, circumstances or changes in expectations after the date of this release.

FINANCIAL HIGHLIGHTS

Dollars in thousands, except per share data	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Rental and other property revenues	$416,817	$398,148	$1,641,017	$1,571,346

Net income available for MAA common shareholders	$148,667	$60,360	$350,123	$219,211

Total NOI (1)	$267,030	$251,434	$1,028,172	$976,758

Earnings per common share: (2)
Basic	$1.30	$0.53	$3.07	$1.93
Diluted	$1.30	$0.53	$3.07	$1.93

Funds from operations per Share - diluted: (2)
FFO (1)(3)	$1.68	$1.55	$6.55	$6.04
AFFO (1)(3)	$1.56	$1.42	$5.93	$5.43

Dividends declared per common share	$1.0000	$0.9600	$3.8800	$3.7275

Dividends/ FFO (diluted) payout ratio	59.5%	61.9%	59.2%	61.7%
Dividends/ AFFO (diluted) payout ratio	64.1%	67.6%	65.4%	68.6%

Consolidated interest expense	$43,698	$44,454	$179,847	$173,594
Mark-to-market debt adjustment	34	2,207	256	10,874
Debt discount and debt issuance cost amortization	(1,170)	(1,534)	(6,098)	(5,885)
Capitalized interest	1,042	407	2,889	2,047
Total interest incurred	$43,604	$45,534	$176,894	$180,630

Amortization of principal on notes payable	$1,779	$2,704	$7,247	$10,611

(1) A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) NOI to Net income available for MAA common shareholders; and (ii) FFO and AFFO to Net income available for MAA common shareholders.

(2) See the "Share and Unit Data" section for additional information.

(3) Results for the years ended December 31, 2019 and 2018 included $0.15 per Share of non-cash income and $0.02 per Share of non-cash expense, respectively, related to the fair value adjustment of the embedded derivative in the MAA Series I preferred shares.

FINANCIAL HIGHLIGHTS (CONTINUED)

Dollars in thousands, except share price
	December 31, 2019	December 31, 2018
Gross Assets (1)	$14,185,703	$13,873,068
Gross Real Estate Assets (1)	$13,996,700	$13,735,247
Total debt	$4,454,598	$4,528,328
Common shares and units outstanding	118,313,567	117,955,568
Share price	$131.86	$95.70
Book equity value	$6,303,590	$6,381,603
Market equity value	$15,600,827	$11,288,348
Net Debt/Recurring Adjusted EBITDAre (2) (3)	4.62x	4.99x

(1) A reconciliation of Gross Assets to Total assets and Gross Real Estate Assets to Real estate assets, net, along with an expanded discussion of their components, can be found later in this release.

(2) Recurring Adjusted EBITDAre in this calculation represents the trailing twelve month period for each date presented. A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) EBITDA, EBITDAre, Adjusted EBITDAre and Recurring Adjusted EBITDAre to Net income; and (ii) Net Debt to Unsecured notes payable and Secured notes payable.

(3) Recurring Adjusted EBITDAre for the trailing twelve months ended December 31, 2019 included the impact of the non-cash income related to the fair value adjustment of the embedded derivative in the MAA Series I preferred shares.  The inclusion of this non-cash income item lowered Net Debt/Recurring Adjusted EBITDAre by 9 basis points for the trailing twelve months ended December 31, 2019. Recurring Adjusted EBITDAre for the trailing twelve months ended December 31, 2018 included the impact of the non-cash expense related to the fair value adjustment of the embedded derivative in the MAA Series I preferred shares.  The inclusion of this non-cash expense item increased Net Debt/Recurring Adjusted EBITDAre by 1 basis point for the trailing twelve months ended December 31, 2018.

CONSOLIDATED STATEMENTS OF OPERATIONS

Dollars in thousands, except per share data	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Revenues:
Rental and other property revenues	$416,817	$398,148	$1,641,017	$1,571,346
Expenses:
Operating expense, excluding real estate taxes and insurance	91,169	91,264	377,453	371,095
Real estate taxes and insurance	58,618	55,450	235,392	223,493
Depreciation and amortization	125,426	121,541	496,843	489,759
Total property operating expenses	275,213	268,255	1,109,688	1,084,347
Property management expenses	13,816	12,054	55,011	47,633
General and administrative expenses	10,885	9,063	46,121	34,786
Merger and integration related expenses	—	609	—	9,112
Interest expense	43,698	44,454	179,847	173,594
(Gain) loss on sale of depreciable real estate assets	(80,001)	18	(80,988)	39
Gain on sale of non-depreciable real estate assets	(2,787)	(662)	(12,047)	(4,532)
Other non-operating expense (income)	495	631	(25,275)	(5,434)
Income before income tax expense	155,498	63,726	368,660	231,801
Income tax expense	(882)	(785)	(3,696)	(2,611)
Income from continuing operations before real estate joint venture activity	154,616	62,941	364,964	229,190
Income from real estate joint venture	444	576	1,654	1,832
Net income	155,060	63,517	366,618	231,022
Net income attributable to noncontrolling interests	5,471	2,235	12,807	8,123
Net income available for shareholders	149,589	61,282	353,811	222,899
Dividends to MAA Series I preferred shareholders	922	922	3,688	3,688
Net income available for MAA common shareholders	$148,667	$60,360	$350,123	$219,211

Earnings per common share - basic:
Net income available for common shareholders	$1.30	$0.53	$3.07	$1.93

Earnings per common share - diluted:
Net income available for common shareholders	$1.30	$0.53	$3.07	$1.93

SHARE AND UNIT DATA

Shares and units in thousands	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Net Income Shares (1)
Weighted average common shares - basic	113,967	113,690	113,854	113,638
Effect of dilutive securities	342	190	259	198
Weighted average common shares - diluted	114,309	113,880	114,113	113,836
Funds From Operations Shares And Units
Weighted average common shares and units - basic	118,037	117,804	117,944	117,777
Weighted average common shares and units - diluted	118,214	117,974	118,127	117,948
Period End Shares And Units
Common shares at December 31,	114,247	113,845	114,247	113,845
Operating Partnership units at December 31,	4,067	4,111	4,067	4,111
Total common shares and units at December 31,	118,314	117,956	118,314	117,956

(1) For additional information on the calculation of diluted common shares and earnings per common share, please refer to the Notes to Consolidated Financial Statements in MAA's Annual Report on Form 10-K for the year ended December 31, 2019, expected to be filed with the SEC on or about February 20, 2020.

CONSOLIDATED BALANCE SHEETS

Dollars in thousands
	December 31, 2019	December 31, 2018
Assets
Real estate assets:
Land	$1,905,757	$1,868,828
Buildings and improvements and other	11,841,978	11,670,216
Development and capital improvements in progress	116,424	59,506
	13,864,159	13,598,550
Less: Accumulated depreciation	(2,955,253)	(2,549,287)
	10,908,906	11,049,263
Undeveloped land	34,548	58,257
Investment in real estate joint venture	43,674	44,181
Real estate assets, net	10,987,128	11,151,701

Cash and cash equivalents	20,476	34,259
Restricted cash	50,065	17,414
Other assets	172,781	120,407
Total assets	$11,230,450	$11,323,781

Liabilities and equity
Liabilities:
Unsecured notes payable	$3,828,201	$4,053,302
Secured notes payable	626,397	475,026
Accrued expenses and other liabilities	472,262	413,850
Total liabilities	4,926,860	4,942,178

Redeemable common stock	14,131	9,414

Shareholders' equity:
Preferred stock	9	9
Common stock	1,140	1,136
Additional paid-in capital	7,166,073	7,138,170
Accumulated distributions in excess of net income	(1,085,479)	(989,263)
Accumulated other comprehensive loss	(13,178)	(212)
Total MAA shareholders' equity	6,068,565	6,149,840
Noncontrolling interests - Operating Partnership units	214,647	220,043
Total Company's shareholders' equity	6,283,212	6,369,883
Noncontrolling interest - consolidated real estate entities	6,247	2,306
Total equity	6,289,459	6,372,189
Total liabilities and equity	$11,230,450	$11,323,781

RECONCILIATION OF FFO, AFFO AND FAD TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS

Amounts in thousands, except per share and unit data	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Net income available for MAA common shareholders	$148,667	$60,360	$350,123	$219,211
Depreciation and amortization of real estate assets	123,928	120,181	490,632	484,722
(Gain) loss on sale of depreciable real estate assets	(80,001)	18	(80,988)	39
Depreciation and amortization of real estate assets of real estate joint venture	153	152	618	595
Net income attributable to noncontrolling interests	5,471	2,235	12,807	8,123
Funds from operations attributable to the Company (1)	198,218	182,946	773,192	712,690
Recurring capital expenditures	(14,320)	(15,887)	(72,781)	(71,960)
Adjusted funds from operations (1)	183,898	167,059	700,411	640,730
Redevelopment capital expenditures	(13,139)	(14,001)	(58,199)	(55,148)
Revenue enhancing capital expenditures	(6,804)	(8,905)	(32,871)	(30,910)
Commercial capital expenditures	(2,056)	(1,575)	(7,075)	(8,150)
Other capital expenditures	(5,785)	(7,288)	(19,280)	(31,417)
Funds available for distribution (1)	$156,114	$135,290	$582,986	$515,105

Dividends and distributions paid	$113,630	$108,808	$453,682	$434,928

Weighted average common shares - diluted	114,309	113,880	114,113	113,836
FFO weighted average common shares and units - diluted	118,214	117,974	118,127	117,948

Earnings per common share - diluted:
Net income available for common shareholders	$1.30	$0.53	$3.07	$1.93

Funds from operations per Share - diluted (2)	$1.68	$1.55	$6.55	$6.04
Adjusted funds from operations per Share - diluted (2)	$1.56	$1.42	$5.93	$5.43

(1)

Results for the years ended December 31, 2019 and 2018 included $17.9 million of non-cash income and $2.6 million of non-cash expense, respectively, related to the fair value adjustment of the embedded derivative in the MAA Series I preferred shares.

(2)

Results for the years ended December 31, 2019 and 2018 included $0.15 per Share of non-cash income and $0.02 per Share of non-cash expense, respectively, related to the fair value adjustment of the embedded derivative in the MAA Series I preferred shares.

RECONCILIATION OF NET OPERATING INCOME TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS

Dollars in thousands	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net Operating Income
Same Store NOI	$247,739	$238,137	$235,966	$956,075	$921,240
Non-Same Store NOI	19,291	17,956	15,468	72,097	55,518
Total NOI	267,030	256,093	251,434	1,028,172	976,758
Depreciation and amortization	(125,426)	(124,684)	(121,541)	(496,843)	(489,759)
Property management expenses	(13,816)	(13,899)	(12,054)	(55,011)	(47,633)
General and administrative expenses	(10,885)	(11,485)	(9,063)	(46,121)	(34,786)
Merger and integration expenses	—	—	(609)	—	(9,112)
Interest expense	(43,698)	(44,513)	(44,454)	(179,847)	(173,594)
Gain (loss) on sale of depreciable real estate assets	80,001	1,000	(18)	80,988	(39)
Gain on sale of non-depreciable real estate assets	2,787	—	662	12,047	4,532
Other non-operating (expense) income	(495)	20,060	(631)	25,275	5,434
Income tax expense	(882)	(1,491)	(785)	(3,696)	(2,611)
Income from real estate joint venture	444	378	576	1,654	1,832
Net income attributable to noncontrolling interests	(5,471)	(2,814)	(2,235)	(12,807)	(8,123)
Dividends to MAA Series I preferred shareholders	(922)	(922)	(922)	(3,688)	(3,688)
Net income available for MAA common shareholders	$148,667	$77,723	$60,360	$350,123	$219,211

RECONCILIATION OF EBITDA, EBITDAre, ADJUSTED EBITDAre AND RECURRING ADJUSTED EBITDAre TO NET INCOME

Dollars in thousands	Three Months Ended		Year Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net income	$155,060	$63,517	$366,618	$231,022
Depreciation and amortization	125,426	121,541	496,843	489,759
Interest expense	43,698	44,454	179,847	173,594
Income tax expense	882	785	3,696	2,611
EBITDA	325,066	230,297	1,047,004	896,986
(Gain) loss on sale of depreciable real estate assets	(80,001)	18	(80,988)	39
Adjustments to reflect the Company's share of EBITDAre of unconsolidated affiliates	336	321	1,351	1,242
EBITDAre	245,401	230,636	967,367	898,267
Loss (gain) on debt extinguishment (1)	193	(1,960)	253	(2,179)
Net casualty (gain) loss and other settlement proceeds (1)	(1,491)	920	(3,390)	(724)
Gain on sale of non-depreciable assets	(2,787)	(662)	(12,047)	(4,532)
Adjusted EBITDAre	241,316	228,934	952,183	890,832
Merger and integration expenses	—	609	—	9,112
Recurring Adjusted EBITDAre (2)	$241,316	$229,543	$952,183	$899,944
(1)	Included in Other non-operating income in the Consolidated Statements of Operations.
(2)

Recurring Adjusted EBITDAre for the trailing twelve months ended December 31, 2019 included the impact of the non-cash income related to the fair value adjustment of the embedded derivative in the MAA Series I preferred shares.  The inclusion of this non-cash income item lowered Net Debt/Recurring Adjusted EBITDAre by 9 basis points for the trailing twelve months ended December 31, 2019.  Recurring Adjusted EBITDAre for the trailing twelve months ended December 31, 2018 included the impact of the non-cash expense related to the fair value adjustment of the embedded derivative in the MAA Series I preferred shares.  The inclusion of this non-cash expense item increased Net Debt/Recurring Adjusted EBITDAre by 1 basis point for the trailing twelve months ended December 31, 2018.

RECONCILIATION OF NET DEBT TO UNSECURED NOTES PAYABLE AND SECURED NOTES PAYABLE

Dollars in thousands
	December 31, 2019	December 31, 2018
Unsecured notes payable	$3,828,201	$4,053,302
Secured notes payable	626,397	475,026
Total debt	4,454,598	4,528,328
Cash and cash equivalents	(20,476)	(34,259)
1031(b) exchange proceeds included in Restricted cash (1)	(33,843)	—
Net Debt	$4,400,279	$4,494,069

RECONCILIATION OF GROSS ASSETS TO TOTAL ASSETS

Dollars in thousands
	December 31, 2019	December 31, 2018
Total assets	$11,230,450	$11,323,781
Accumulated depreciation	2,955,253	2,549,287
Gross Assets	$14,185,703	$13,873,068

RECONCILIATION OF GROSS REAL ESTATE ASSETS TO REAL ESTATE ASSETS, NET

Dollars in thousands
	December 31, 2019	December 31, 2018
Real estate assets, net	$10,987,128	$11,151,701
Accumulated depreciation	2,955,253	2,549,287
Cash and cash equivalents	20,476	34,259
1031(b) exchange proceeds included in Restricted cash (1)	33,843	—
Gross Real Estate Assets	$13,996,700	$13,735,247

(1)	Included in Restricted cash on the Consolidated Balance Sheets.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAre

For purposes of calculations in this release, Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or Adjusted EBITDAre, is composed of EBITDAre adjusted for net gain or loss on non-depreciable asset sales, insurance and other settlement proceeds and gain or loss on debt extinguishment.  As an owner and operator of real estate, MAA considers Adjusted EBITDAre to be an important measure of performance from core operations because Adjusted EBITDAre does not include various income and expense items that are not indicative of operating performance.  MAA's computation of Adjusted EBITDAre may differ from the methodology utilized by other companies to calculate Adjusted EBITDAre.  Adjusted EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

Adjusted Funds From Operations (AFFO)

AFFO is composed of FFO less recurring capital expenditures. In order to better align the classification of capital expenditures with business goals, certain capital expenditures related to commercial properties have been reclassified out of recurring capital expenditures and revenue enhancing capital expenditures for comparative purposes. AFFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance.  As an owner and operator of real estate, MAA considers AFFO to be an important measure of performance from operations because AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

Core Adjusted Funds from Operations (Core AFFO)

Core AFFO is composed of Core FFO less recurring capital expenditures. Core AFFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. As an owner and operator of real estate, MAA considers Core AFFO to be an important measure of performance from core operations because Core AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

Core Funds from Operations (Core FFO)

Core FFO represents FFO further adjusted for items that are not considered part of MAA’s core business operations such as adjustments related to the fair value adjustment of the embedded derivative in the MAA Series I preferred shares, adjustments for gains or losses from an unconsolidated limited partnership, merger and integration expenses, mark-to-market debt adjustments, loss or gain on debt extinguishment, net casualty gain or loss and loss or gain on sale of non-depreciable assets. While MAA's definition of Core FFO may be similar to others in the industry, MAA's methodology for calculating Core FFO may differ from that utilized by other REITs and, accordingly, may not be comparable to such other REITs. Core FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that Core FFO is helpful in understanding our core operating performance between periods in that it removes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

EBITDA

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization, or EBITDA, is composed of net income plus depreciation and amortization, interest expense, and income taxes.  As an owner and operator of real estate, MAA considers EBITDA to be an important measure of performance from core operations because EBITDA does not include various expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to Net income as an indicator of operating performance.

EBITDAre

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or EBITDAre, is composed of EBITDA, as defined above, excluding the gain or loss on sale of depreciable asset sales and plus adjustments to reflect MAA's share of EBITDAre of unconsolidated affiliates.  As an owner and operator of real estate, MAA considers EBITDAre to be an important measure of performance from core operations because EBITDAre does not include various expense items that are not indicative of operating performance. While MAA's definition of EBITDAre is in accordance with NAREIT's definition, it may differ from the methodology utilized by other companies to calculate EBITDAre. EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

Funds Available for Distribution (FAD)

FAD is composed of FFO less total capital expenditures, excluding development spending and property acquisitions. FAD should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance.  As an owner and operator of real estate, MAA considers FAD to be an important measure of performance from core operations because FAD measures the ability to control revenues, expenses and total capital expenditures.

NON-GAAP FINANCIAL MEASURES (Continued)

Funds From Operations (FFO)

FFO represents net income available for MAA common shareholders (calculated in accordance with GAAP) excluding gains or losses on disposition of operating properties and asset impairment, plus depreciation and amortization of real estate assets, net income attributable to noncontrolling interests, and adjustments for joint ventures.  Because noncontrolling interest is added back, FFO, when used in this document, represents FFO attributable to the Company.  While MAA's definition of FFO is in accordance with NAREIT's definition, it may differ from the methodology for calculating FFO utilized by other companies and, accordingly, may not be comparable to such other companies.  FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance.  MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation and amortization of real estate assets.  MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Assets

Gross Assets represents Total assets plus Accumulated depreciation.  MAA believes that Gross Assets can be used as a helpful tool in evaluating its balance sheet positions.  MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Real Estate Assets

Gross Real Estate Assets represents Real estate assets, net plus Accumulated depreciation and Cash and cash equivalents.  MAA believes that Gross Real Estate Assets can be used as a helpful tool in evaluating its balance sheet positions.  MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Net Debt

Net Debt represents Unsecured notes payable and Secured notes payable less Cash and cash equivalents.  MAA believes Net Debt is a helpful tool in evaluating its debt position.

Net Operating Income (NOI)

Net Operating Income represents Rental and other property revenues less Total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. NOI should not be considered as an alternative to Net income available for MAA common shareholders.  MAA believes NOI by market is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Recurring Adjusted EBITDAre

Recurring Adjusted EBITDAre represents Adjusted EBITDAre further adjusted to exclude certain items that are not considered part of MAA's core business operations such as acquisition and merger and integration expenses.  MAA believes Recurring Adjusted EBITDAre is an important performance measure as it adjusts for certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.  MAA's definition of Recurring Adjusted EBITDAre may differ from the methodology utilized by other companies to calculate Recurring Adjusted EBITDAre. Recurring Adjusted EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

Same Store NOI

Same Store NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation, for all properties classified within the Same Store Portfolio during the period. Same Store NOI should not be considered as an alternative to Net income available for MAA common shareholders.  MAA believes Same Store NOI is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

OTHER KEY DEFINITIONS

Average Effective Rent per Unit

Average Effective Rent per Unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy

Average Physical Occupancy represents the average of the daily physical occupancy for the respective period.

Development Communities

Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Communities portfolio.

Lease-up Communities

New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Communities portfolio until stabilized.  Communities are considered stabilized after achieving at least 90% occupancy for 90 days.

Non-Same Store Portfolio

Non-Same Store Portfolio includes recent acquisitions, communities that have been identified for disposition, communities that have undergone a significant casualty loss, and stabilized communities that do not meet the requirements defined by the Same Store Portfolio.

Same Store Portfolio

MAA reviews its Same Store Portfolio at the beginning of each calendar year, or as significant transactions warrant. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year.  Communities are considered stabilized after achieving at least 90% occupancy for 90 days. Communities that have been approved by MAA's Board of Directors for disposition are excluded from the Same Store Portfolio.  Communities that have undergone a significant casualty loss are also excluded from the Same Store Portfolio.

Unencumbered NOI

Unencumbered NOI represents NOI generated by unencumbered assets (as defined in MAALP's bond covenants).

CONTACT:  Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com